EXHIBIT 11.1
					THE WARNACO GROUP, INC.
			      Calculation of Income (Loss) per Common Share
				     (in thousands except share data)

							Quarter ended                    Six months ended
					       ------------------------------      ------------------------------
						  1994              1993               1994             1993
					       -----------       -----------        -----------      -----------

Income from continuing operations applic-
  able to Common Shareholders................  $      9,086      $      5,519      $     21,047      $     16,271
Cumulative effect of change in the method
  of accounting for postretirement benefits..            --                --                --           (10,500)
Loss on earthquake...........................            --                --            (3,000)               --
						-----------       -----------       -----------       -----------
Net income...................................  $      9,086      $      5,519      $     18,047      $      5,771
						===========       ===========       ===========       ===========

Weighted average number of shares actually
  outstanding during the year................    19,217,822        18,037,500        18,804,960        18,037,500
Add common equivalent shares as part of
  IPO(a).....................................     1,671,737         1,848,862         1,552,412         1,846,540
						-----------       -----------       -----------       -----------
Weighted average number of shares used
  in calculation of primary income per
   share.....................................    20,835,559        19,886,362        20,357,372        19,884,040
						===========       ===========       ===========       ===========

Income (Loss) per common share:

Income from continuing operations applic-
  able to common shareholders................  $       0.44      $       0.28      $       1.03      $       0.82
Cumulative effect of change in the method
    of accounting for postretirement
    benefits.................................            --                --                --             (0.53)
  Loss on earthquake.........................            --                --             (0.15)               --
						-----------       -----------       -----------       -----------
Net income per common share..................  $       0.44      $       0.28      $       0.88      $       0.29
						===========       ===========       ===========       ===========
- ------------------


(a) Represents additional shares under the Employee Stock Plan and Company Option Plan for which portions of the exercisable price are below average price during the quarter.

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